Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:

James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	Analyst Inquiries	Media Inquiries
(312) 658-5740	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

FRIDAY, MAY 19, 2006

STRATEGIC HOTELS & RESORTS, INC. ANNOUNCES PRICING

OF COMMON STOCK PUBLIC OFFERING

Chicago, IL – May 19, 2006 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) today announced that it has priced its previously announced underwritten public offering of 14,000,000 shares of its common stock at $20.50 per share. The underwriters have been granted a 30-day option to purchase up to an additional 2,100,000 shares of common stock at the public offering price to cover over-allotments, if any. Net proceeds to the Company, after underwriting discounts but before expenses, are expected to total $277.2 million. The Company expects that the offering will be completed on May 24, 2006, subject to customary closing conditions.

The offering will be made through an underwriting syndicate led by Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, with Citigroup Global Markets, Inc., Raymond James & Associates, Inc. and JMP Securities LLC as underwriters.

The Company expects to use the net proceeds from the offering to repay amounts outstanding under its revolving credit facility, to partially fund its acquisition of the Ritz-Carlton Laguna Niguel hotel and for general corporate purposes.

The communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering of

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Strategic Hotels & Resorts

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the shares will be made only by means of a prospectus supplement and accompanying prospectus as filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and the accompanying prospectus may be obtained from the offices of Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, Attention: Syndicate Department, from the offices of Wachovia Capital Markets, LLC, 375 Park Avenue, New York, NY 10152, Attention: Syndicate Department or from the offices of any of the other managing underwriters identified above.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and asset manages high-end hotels and resorts. The Company has ownership interests in 18 properties with an aggregate of 8,463 rooms. For further information, please visit the Company’s website at http://www.strategichotels.com.